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                        [SHEARMAN & STERLING LETTERHEAD]

                                                                     Exhibit 8.1


(212) 848-4376



                                February 4, 2002



Dycom Industries, Inc.
4440 PGA Boulevard, Suite 500
Palm Beach Gardens, Florida 33410


                       Agreement and Plan of Merger among
                 Dycom Industries, Inc., Troy Acquisition Corp.
           and Arguss Communications, Inc. dated as of January 7, 2002
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Ladies and Gentlemen:

                  You have requested our opinion as to certain United States federal income tax consequences of the offer (the "Offer") by Dycom Industries, Inc. ("Parent"), a Florida corporation, to exchange shares of its common stock for all of the issued and outstanding stock of Arguss Communications, Inc. ("Company"), a Delaware corporation, and the related merger (the "Merger") of Troy Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Parent, with and into the Company. The Offer and the Merger are contemplated by, and will be undertaken pursuant to, the Agreement and Plan of Merger (the "Merger Agreement") among Parent, Merger Subsidiary and the Company, dated as of January 7, 2002 (capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement). For purposes of our opinion, we have assumed that the Minimum Condition to the Offer will be satisfied, and that the Merger will be consummated at the Effective Time in accordance with the terms of the Merger Agreement and the laws of the State of Delaware.

                  In connection with rendering our opinion, we have reviewed (i) the Merger Agreement, including the Exhibits thereto, (ii) the registration statement being filed with the Securities and Exchange Commission (the "Commission") by Parent on Form S-4 dated January 23, 2002, as amended (the "Registration Statement") with respect to the common stock of Parent to be issued to holders of shares of the common stock of Company pursuant to the Offer and the

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Merger, including the prospectus constituting part of the Registration Statement
(the "Prospectus") and (iii) such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We further have assumed that the statements as to factual matters contained in the Registration Statement and Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time. Finally, we have relied on the representations made by Parent and the Company in tax certificates provided to us dated February 4, 2002, and we have assumed that such representations will continue to be true, correct and complete through the Effective Time.

                  Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial decisions and administrative pronouncements of the Internal Revenue Service, all as in effect on the date hereof, (i) we are of the opinion that the combination of the Offer and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and (ii) we confirm that the discussion in the Prospectus under the heading "THE OFFER--Material United States Federal Income Tax Consequences" to the extent it consists of statements of law and legal conclusions, and subject to the assumptions, limitations and conditions set forth therein, constitutes our opinion as to the material United States federal income tax consequences of the Offer and the Merger to the stockholders of the Company.

                  No opinion is expressed as to any other matter, including the accuracy of the representations or reasonableness of the assumptions relied upon by us herein. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless you request us to do so in writing, and we are specifically retained for that purpose. We hereby consent to the use of our name in the Prospectus under the caption "THE OFFER -- Material United States Federal Income Tax Consequences," and to the filing of this opinion with the Commission as an exhibit to the Registration Statement; however, in giving such consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.



                                        Very truly yours,

                                       /s/ Shearman & Sterling



DJL/MSS




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